Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (as it subsequently may be amended from time to time, this “Agreement”) is entered into as of February 28, 2021 (“Effective Date”) by and among John D. Sims (“Consultant”) and Allegheny Technologies Incorporated (together with its affiliates, the “Company”).

RECITALS

WHEREAS, Consultant has retired from his position with the Company as Senior Advisor to the CEO, having previously served as the Company’s Executive Vice President, High Performance Materials and Components;

WHEREAS, the Company desires to retain Consultant to provide independent consulting services to Company;

WHEREAS, Consultant and the Company have determined it to be necessary, desirable and appropriate to set forth the terms and conditions of their new consulting relationship in this Agreement;

WHEREAS, in recognition of their new consulting arrangement and for other good and valuable consideration described herein, (a) Consultant and the Company have further determined it to be necessary, desirable and appropriate to include in this Agreement provisions relating to confidentiality, noncompetition, non-solicitation and non-disparagement, and (b) Consultant has agreed to provide the Company with a general release of claims.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, Consultant and the Company hereby agree as follows:

ARTICLE I

TERM; PAYMENTS

1.1    Term. Subject to earlier termination as provided below in Article IV, the term of this Agreement (the “Term”) shall begin on the Effective Date and shall expire on December 31, 2021, unless otherwise agreed in writing by the parties.

1.2    Consulting Payments. In consideration of Consultant’s services hereunder and his agreement to comply with the provisions of this Agreement, Consultant shall (a) receive a consulting payment (“Consulting Payment”) of $45,480.76 every month during the Term, beginning in March 2021 and payable in each month no later than the last business day of such month, provided for the sake of clarity that no event shall and Consulting Payments be made for services provided under this Agreement beyond December 31, 2021 unless otherwise agreed in writing by the parties, and (b) be eligible to earn a performance bonus (“Performance Bonus”) in the aggregate amount of up to $150,000, payable in three installments of up to $50,000 each on each June 30, 2021, September 30, 2021 and December 31, 2021, contingent in the case of each such potential payment on an evaluation of Consultant’s success in supporting the transition of his prior leadership role to his successor and in otherwise executing his duties and obligations under this Agreement from the date of this agreement through the relevant quarterly period, as determined by the Company’s Chief Executive Officer in his sole discretion.

1.3    Continuation of Coverage Under the Company’s Medical Plan. Provided that Consultant has elected and he and/or any of his current dependents remains eligible for continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company will make eighteen (18) COBRA continuation payments on his or their behalf. If, through no fault of his own, Consultant becomes Medicare-eligible during the period for which Company-paid COBRA continuation premiums would be made under this Agreement, the Company will pay to Consultant (or, in the event of Consultant’s death, his estate) the financial equivalent of the value of any remaining COBRA subsidy he would otherwise have received.

1.4    Additional Medical Coverage Subsidy. In further consideration of Consultant’s agreement to comply with the provisions of this Agreement and the Release (as defined in Section 3.6 below), within thirty (30) days following the Effective Date, the Company shall make a single lump sum payment to Consultant equal to $23,080.32.

1.5    Taxes. The Company will not withhold any part of any payment to Consultant hereunder for the payment of any social security, federal, state or any other employee payroll taxes and will not make unemployment insurance or disability insurance contributions or obtain workers’ compensation insurance on Consultant’s behalf. Company will regularly report amounts paid to Consultant by filing a Form 1099-MISC with the Internal Revenue Service as required by law.

1.6    Acknowledgment. Consultant acknowledges that he is not entitled to participate in the Company’s Annual Incentive Plan or any other short-term incentive program for 2021 or any year thereafter, that he will not receive any equity or other award under any long-term incentive plan or program for 2021 or at any time after the Effective Date, and that nothing in this Agreement is intended in any way to alter the terms and conditions of any long-term equity award outstanding as of the Effective Date, which awards have or shall vest and be paid, if at all, in accordance with the terms and conditions set forth in the award agreements governing such awards. For the avoidance of doubt, the parties acknowledge that the Consultant’s prior retirement from the Company constituted his separation of service from the Company within the meaning of Treasury Regulation 1.409A-1(h) and for purposes of Section 409A of the Internal Revenue Code of 1986, as amended.    For this purpose, a separation from service is deemed to occur at any time that the bona fide level of services the Consultant will perform (whether as an employee or an independent contractor) is permanently reduced to a level that is less than fifty percent (50%) of the average level of bona fide services he performed during the immediately preceding 36 months.

ARTICLE II

CONSULTING SERVICES AND RELATED PROVISIONS

2.1    Consulting Services. During the Term, Consultant agrees to provide such consulting services to Company as the Company may reasonably request from time to time, provided, however, that at no time during the Term shall the level of services provided by Consultant exceed fifty percent (50%) of the average level of bona fide services performed by Consultant in his capacity as an employee over the thirty-six (36) month period immediately preceding the Effective Date.

2.2    Independent Contractor Status. Consultant is a self-employed independent contractor, and nothing in this Agreement shall create an employer-employee relationship between Consultant, anyone acting on his behalf, and the Company.

(a)    Except as otherwise provided in this Agreement, Consultant will have control over the manner and means of performing services under this Agreement. The Company, however, reserves the right to be notified of and approve in advance and in its sole and absolute discretion, Consultant’s use of any employee, consultant, or agent to complete such services. Consultant’s exercise of such right of approval will in no way limit Consultant’s obligations under this Agreement or his status as an independent contractor.

(b)    Consultant is solely responsible for: (i) maintaining insurance of any type for himself and anyone acting on his behalf; (ii) all tax returns and payments required to be filed with or made to any federal, state, or local tax authority with respect to the performance of services and receipt of fees or other payments under this Agreement; and (iii) any licensing or other legal requirements in connection with the provision of services under this Agreement.

2.3.    Reimbursement of Covered Expenses. The Company shall reimburse Consultant for all reasonable travel, parking, and other expenses that he incurs during the Term directly in connection with the provision of specific consulting services requested by the Company, provided that Consultant provides documentation of such expenses in a form substantially similar to the documentation required by the Company’s expense reimbursement policies for like expenses. All reimbursement payments with respect to expenses incurred within a particular year shall be made no later than the end of the Consultant’s taxable year following the taxable year in which the expense was incurred. The amount of reimbursable expenses incurred in one taxable year of the Consultant shall not affect the amount of reimbursable expenses in a different taxable year and such reimbursement shall not be subject to liquidation or exchange for another benefit.

ARTICLE III

CONSULTANT’S COVENANTS

3.1    Non-Disclosure of Confidential Information; Non-Interference with Rights.

(a)    Consultant shall not use, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary or confidential information (“Confidential Information”) concerning the business or policies of Company which he may have learned as an officer or employee of Company or which he may learn during the Term, except to the extent such use or disclosure is (i) necessary to the performance of this Agreement and in furtherance of Company’s best interests, (ii) required by applicable law, (iii) lawfully obtainable from other sources, or (iv) authorized by Company. Confidential Information includes, without limitation, confidential information and Company trade secrets, whether in tangible or intangible form, regarding the Company’s: products; services; near and long-term business strategies, plans and expectations; marketing strategies; business plans; operations; costs; current or prospective customer information (including without limitation customer lists, requirements, creditworthiness, preferences, pricing information, sales volume, margins and similar matters); product concepts; designs; specification; technical data and know-how; purchasing information (including without limitation pricing, sales information and other terms and conditions of sale); financial information; internal procedures or techniques; forecasts; trade information; software programs; project requirements, and all other information that is not generally known to those outside of the Company. Confidential Information also includes the information of any other person or entity that the Company has an obligation to maintain as confidential. The provisions of this Section 3.1 shall survive the expiration or termination, for any reason, of the Term.

(b)    Nothing in this Agreement prevents Consultant from initiating communications directly with, or responding to any inquiry from, or providing truthful information in any legal or governmental proceeding or investigation. Additionally, nothing in this Agreement prohibits Consultant from reporting, disclosing, or discussing conduct that constitutes unlawful

discrimination, harassment, or sexual assault.    In accordance with the Defend Trade Secrets Act of 2016, notwithstanding any other provision of this Agreement or the provisions contained in the agreements consented to or signed by Consultant during employment, Consultant will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; and (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if Consultant: (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret except pursuant to court order.

3.2    Non-Solicitation and Non-Competition.

(a)    Company’s Investment. Consultant understands that the Company has spent and will continue to spend substantial amounts of time, money and effort to develop its business, Confidential Information, reputation, goodwill (both associated with its trade names and geographic areas of business), and its customer, suppler and employee relationships. Consultant further understands that he has, and will continue to, benefit from those investments and efforts, and acknowledges that the Company would not enter into this Agreement or provide Consultant with the consideration and benefits accruing to him under this Agreement without his express agreement to be bound by the provisions of this Agreement, including but not limited to those set forth in this Section 3.2.

(b)    Non-Solicitation. Consultant shall not, either for his own account or for or on behalf of any other person or entity, directly or indirectly, take any of the following actions during the Term and through and including December 31, 2022 (the “Restricted Period”):

(i)    Solicit any employee of the Company with the intention of encouraging such person to terminate the person’s employment with the Company;

(ii)    Solicit or transact business with any Customer (as defined below) for the purpose of offering any service or product offered by the Company or any service or product that directly or indirectly competes with or is substantially similar to such service or product (hereafter, “Competitive Services”). “Customer” means (A) any current or former customer of the Company (1) with whom Consultant had material contact in the performance of his duties at any time during the 24-month period preceding the Effective Date or during the Term, or (2) about whom Consultant has knowledge of Confidential Information; (B) any person or entity who contacted the Company, at any time during the 6-month period preceding the Effective Date, for the purpose of seeking or obtaining the Company’s services; or (C) any person or entity whom the Company contacted, at any time during the 6-month period preceding the Effective Date, for the purpose of providing or selling the Company’s services;

(iii)    Solicit or transact business with any Customer, vendor, contractor or supplier of the Company for the purpose of encouraging such person to terminate its relationship with the Company or to place elsewhere or reduce the volume of its business with the Company; or

(iv)    Otherwise attempt to directly or indirectly interfere with the Company’s business or relationships with its employees, independent contractors, vendors, suppliers, or Customers when such activities will involve the inevitable use of, or near certain influence by Consultant’s knowledge of, Confidential Information disclosed to the Consultant during the term of Consultant’s employment with the Company or during the Term of this Agreement.

(c)    Non-Competition. Consultant shall not, either for his own account or for or on behalf of any other person or entity, directly or indirectly, take any of the following actions during the Restricted Period as defined above:

(i)    Have an ownership or financial interest in a “Competitor,” defined as any person or entity (including Consultant or an entity that Consultant becomes employed by or otherwise affiliated with or renders services to) that offers, or is actively planning to offer, Competitive Services within a “Restricted Territory” defined as the geographic area where the Company did business during Consultant’s employment or does or actively plans to do business during the Term of this Agreement and where Consultant’s use or disclosure of Confidential Information would materially disadvantage the Company regardless of Consultant’s physical location, provided that Consultant’s passive ownership of securities of a publicly held Competitor does not violate this provision, so long as Consultant’s ownership does not exceed 0.5% of such Competitor’s issued and outstanding voting stock;

(ii)    Advise or consult with a Competitor concerning Competitive Services in the Restricted Territory;

(iii)    Be employed by or provide services to or for a Competitor in the Restricted Territory where Consultant’s duties are the same as, or similar to, the duties that Consultant performed on behalf of the Company at any time during the 24-month period preceding the Effective Date; or

(iv)    Otherwise engage in the production, marketing, sale, distribution, offering or provision of Competitive Services in the Restricted Territory.

3.3    Non-Disparagement. Consultant agrees that he will not, in any way, disparage the Company to any person(s) or organization(s), including without limitation any employee of the Company. A disparaging statement is any communication, oral or written, including electronic postings on social media, which would cause or tend to cause the recipient of the communication to question the business condition, integrity, legal compliance, competence, fairness, quality of services, or good character of the person or entity to whom or to which the communication relates.

3.4    Cooperation. Consultant agrees to cooperate with the Company in the prosecution or defense of claims asserted by or against it or the investigation of potential claims and shall be available, by telephone, video conference or in person, at such reasonable times as may be requested by the Company, to discuss and consult with employees or agents of the Company with respect to business matters of the Company. Such cooperation and consultation shall including meeting with representatives of the Company or the Company’s attorneys, or both, divulging to the Company any information that the Company may request for possible use in the conduct of its business or in litigation, arbitration, investigations (whether internal or external) or other legal proceeding, and testifying on behalf of the Company at the Company’s request. The Company agrees to reimburse Consultant for reasonable personal expenses incurred by Consultant pursuant to this Section 3.4, in accordance with the procedures set forth in Section 2.3.

3.5    Future Employment. During the Restricted Period, Consultant agrees (a) to notify the Company in writing of the name and address of any new person or entity by whom or which Consultant becomes employed or for whom or which Consultant agrees to perform consulting or other services and (b) to provide such person or entity with a copy of this Agreement.

3.6    Release. In consideration for the Company’s entering into this Consulting Agreement and providing the payments and benefits contained herein, including without limitation the additional medical coverage subsidy provided in Section 1.5 hereof, the Consultant agrees to execute and not revoke a general release of claims in the form provided by the Company (“Release”) within the time period specified therein.

ARTICLE IV

TERMINATION

4.1 Termination by the Company for Cause.

(a)    Consultant’s consulting arrangement hereunder shall be terminated and all of his rights to receive Consulting Payments and other payments hereunder shall terminate upon the occurrence of Consultant’s (i) breach of this Agreement, including any revocation of the Release, (ii) plea of guilty or nolo contendere to a charge of commission of a felony, or (iii) the willful engaging by the Consultant in gross misconduct that is injurious to the Company.

(b)    If Consultant shall be temporarily prohibited from participating in the conduct of the Company’s affairs by any regulatory authority having jurisdiction in the premises, the Company’s obligations shall be automatically suspended, subject to reinstatement in full if the charges resulting in such prohibition are finally dismissed. Such reinstatement shall provide Consultant with the Consulting Payments and other payments to which he would have been entitled absent such prohibition to the same effect and extent as though such prohibition had not occurred.

(c)    The Company’s election to terminate Consultant’s consulting arrangement pursuant to this Section 4.1 shall not affect the Company’s right to enforce each of the covenants of Consultant provided for in Article III of this Agreement or the Release.

4.2    Termination by Consultant. By providing prior written notice of at least ninety (90) days, Consultant shall be entitled to terminate the Term for any reason or for no stated reason. Upon any such termination: (a) Consultant shall cease to have the right to receive the monthly Consulting Payment described above in Section 1.1 for calendar months after the effective date of the termination; (b) Consultant’s obligations under Article II above shall continue in accordance with the terms thereof through December 31, 2022; (c) Consultant shall be relieved of his obligations under Section 2.1 above as of the effective date of such termination; and (iv) Company shall be relieved of its obligation under this Agreement as of the effective date of such termination.

4.3    Consultant’s Death. Notwithstanding anything to the contrary in this Agreement, the Term shall terminate immediately upon Consultant’s death. Upon any termination of the Term because of Consultant’s death, (a) Consultant’s estate shall cease to have the right to receive the Consulting Payment described above in Section 1.2(a) for any period of time after the effective date of the termination, (b) the Company shall pay, within thirty (30) days following Consultant’s death, a pro-rated any earned but unpaid quarterly portion of Consultant’s Performance Bonus described above in Section 1.2(b) (the pro-rated amount to be determined by multiplying the amount of the relevant quarterly installment earned as determined in accordance with Section 1.2(b) by a fraction, the denominator of which is the number of calendar days in the relevant quarter and the numerator of which is the number of days from and including the first day of the quarter through and including the day of Consultant’s death) , and (c) the Company shall continue making any remaining COBRA continuation payments as described in Section 1.3 of this Agreement or, in the event that Consultant dies after becoming Medicare eligible but prior to the Company’s payment of the lump sum described in Section 1.3, will make such lump sum payment to Consultant’s estate.

ARTICLE V

MISCELLANEOUS PROVISIONS

5.1    Limitation of Authority. Consultant acknowledges that as a result of the cessation of his common law employee relationship with the Company and the commencement of his new relationship as an independent contractor, Consultant shall not, for any purpose, be considered in employee, representative or agent of the Company, and he no longer has authority or any other ability to enter into agreements on behalf of, or to otherwise obligate, the Company.

5.2    Severability. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable (including the general release language), such provision shall immediately become null and void, leaving the remainder of the Agreement in full force and effect. Notwithstanding the foregoing, if a court of competent jurisdiction determines that the scope of the restrictive covenants in Article III of this Agreement exceed the maximum restrictiveness such court deems reasonable and enforceable, the parties intend that the court should reform, modify and enforce the provision to such narrower scope as it determines to be reasonable and enforceable.

5.3    Injunctive Relief. In the event of a breach by Consultant of any of the provisions of this Agreement, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach or to enforce the specific performance of this Agreement by Consultant and to enjoin him from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Consultant acknowledges that the remedies at law for any breach of this Agreement may be inadequate, and that the Company shall be entitled to injunctive relief in the event of a breach of this Agreement. Consultant acknowledges that his breach or threatened breach of the covenants in Article III of this Agreement would cause the Company irreparable harm, and that the Company would be entitled to seek extraordinary relief in court, including temporary restraining orders, preliminary or permanent injunctions, or other equitable relief, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any security. If Consultant breaches any of the restrictive covenants in Article III, to the extent authorized by law, Consultant will be responsible for the reasonable attorneys’ fees and costs the Company incurs in enforcing this Agreement. Additionally, if Consultant violates any of the terms of the restrictive covenants in Article III, the Restricted Period shall be automatically extended by the period Consultant was in violation of such covenant(s).

5.4    Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior negotiations, understandings and agreements, proposed or otherwise, written or oral, concerning the subject matters of this Agreement. However, this Agreement shall not supersede any obligation of Consultant under any agreement concerning confidentiality, trade secrets, proprietary information, non-disclosure, inventions, patents, copyrights or intellectual property that Consultant previously executed, and any such agreement shall continue to remain in full force and effect. Consultant agrees that he has not relied on any representation or statement, whether written or oral, other than as set forth in this Agreement. Furthermore, no modification of this Agreement shall be binding unless in writing signed by both parties.

5.5    Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the respective heirs, executors, legal representatives and other successors and assigns of the parties to this Agreement, except that Consultant is not permitted to assign his rights under this Agreement. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such consolidation, merger or transfer of assets and assumption, the term “Company” as used herein shall mean such other corporation or entity, and this Agreement shall continue in full force and effect.

5.6     Construction. The language of all sections of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly against the drafter of the language of this Agreement.

5.7    Judicial Enforcement. This Agreement may be specially enforced in judicial proceedings.

5.8    Counterparts; Section Headings; Gender and Number. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions of this Agreement. Where appropriate to the context of this Agreement, (a) use of the singular shall be deemed also to refer to the plural and use of the plural to the singular, and (b) the use of the word “its” or another word denoting any gender shall include all genders.

5.9    Notices. Any notice or other communication required or permitted by this Agreement to be delivered by one party to another must be in writing and personally delivered or sent by registered United States mail (return receipt requested and postage prepaid), by overnight delivery or by facsimile transmission, to the address for such party specified below or to such other address as the party may from time to time advise the other parties, and shall be deemed to have been delivered upon actual personal delivery, on the first business day after the date of delivery shown on any such facsimile transmission, three days after deposit in the United States mail or one day after delivery to an overnight delivery service, as the case may be.

Consultant:	John D. Sims
4262 Upper Drive
Lake Oswego, OR 97035

Company:	Allegheny Technologies Incorporated
1000 Six PPG Place
Pittsburgh, PA 15222
Attn: General Counsel
Fax:(412)394-3010

5.10    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of law principles.

5.11    Forum Selection; Service of Process. All disputes among the parties regarding the construction or enforcement of this Agreement shall be resolved exclusively in a state or federal court of competent jurisdiction in Pittsburgh, Pennsylvania. Each party hereby irrevocably consents to the service of any summons and complaint and any other process which may be served in any action or proceeding arising out of or related to this Agreement brought in any state or federal court located in Pittsburgh, Pennsylvania by the mailing by certified or registered mail of copies of such process to such party at its address set forth in Section 5.9 above.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

/s/ John D. Sims
John D. Sims

ALLEGHENY TECHNOLOGIES INCORPORATED

By:	/s/ Elliot S.
Name:	Elliot S. Davis
Title:	Senior Vice President, General
Counsel, Chief Compliance Office and
Corporate Secretary